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	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Updates
Exploration and Development Activities

NEW ORLEANS, LA, January 11, 2007 - McMoRan Exploration Co. (NYSE: MMR) today updated its exploration and development activities, including positive drilling results at Laphroaig and the commencement of production at Point Chevreuil and Zigler Canal.

EXPLORATION ACTIVITIES
The Laphroaig exploratory well in St. Mary Parish, Louisiana commenced drilling on April 8, 2006 and was sidetracked to a true vertical depth of 18,412 feet (19,515 feet measured depth). The well was evaluated with log while drilling logs, which indicated a potential 14 net feet of hydrocarbon bearing sands over a 24 foot gross interval. Production is expected to commence in the third quarter of 2007. McMoRan has a 50.0 percent working interest and a 37.1 percent net revenue interest.

The Hurricane Deep well at South Marsh Island Block 217 commenced drilling on October 26, 2006. The well is currently drilling below 14,200 feet with a planned true vertical depth of 21,500 feet. The Hurricane Deep prospect is located in twelve feet of water on OCS 310, one mile northeast of the Hurricane discovery well which is currently producing. McMoRan controls 7,700 gross acres in this area. McMoRan has a 25.0 percent working interest and a 17.7 percent net revenue interest.

A rig is on location to test the Blueberry Hill well at Louisiana State Lease 340. As previously reported, the Blueberry Hill well encountered four potentially productive hydrocarbon bearing sands below 22,200 feet. McMoRan has a 35.3 percent working interest and a 24.2 percent net revenue interest. Information obtained from the testing of the Blueberry Hill well will be incorporated in future plans for the JB Mountain Deep well, as both areas demonstrate similar geologic settings and are targeting deep Miocene sands equivalent in age.

The Marlin exploratory well at Grand Isle Block 18 commenced drilling on October 25, 2006. The well was drilled to a true vertical depth of 16,000 feet (measured depth of 17,596). Evaluation of the well determined that it did not contain commercial quantities of hydrocarbons. The well is being plugged and abandoned. Fourth-quarter 2006 exploration expense is expected to include $7.0 million for costs incurred through December 31, 2006.

Since 2004, McMoRan has participated in 14 discoveries on 28 prospects that have been drilled and evaluated, including six discoveries in 2006. Three additional prospects are either in progress or not fully evaluated. McMoRan currently has rights to approximately 370,000 gross acres and is also actively pursuing opportunities to acquire additional acreage and prospects through farm-in or other arrangements.

PRODUCTION AND DEVELOPMENT ACTIVITIES
In December 2006, McMoRan commenced production from Point Chevreuil in St. Mary Parish, LA, and Zigler Canal onshore Vermilion Parish, LA.

Recent gross production rates from the Point Chevreuil well approximated 11 million cubic feet of natural gas equivalents per day (MMcfe/d) (2 MMcfe/d net to McMoRan) with flowing tubing pressure of 9,350 pounds per square inch (psi). McMoRan owns a 25.0 percent working interest and a 17.5 percent net revenue interest in the Point Chevreuil discovery well.

Recent gross production rates from the Zigler Canal well approximated 5.5 MMcfe/d (2 MMcfe/d net to McMoRan) with flowing tubing pressure of 6,950 psi. McMoRan owns a 50.0 percent working interest and a 35.8 percent net revenue interest in the Zigler Canal discovery well.

A lift boat is on location and efforts are under way to commence production at the West Cameron Block 43 No. 3 well. Initial production is expected in the first quarter of 2007.

McMoRan’s share of fourth quarter 2006 production is expected to average 73 MMcfe/d, below previous estimates reported in October 2006 of 75-80 MMcfe/d primarily as a result of lower than projected production at certain wells and a delay in the start up of the West Cameron Block 43 No. 3 well. Recent production rates approximate 80 MMcfe/d.

Independent engineers are currently completing McMoRan's year-end 2006 reserve estimates. McMoRan will use this data and other relevant economic and geologic information to assess the capitalized costs of its properties. This review, expected to be completed prior to releasing fourth quarter results on January 18, 2007, may result in noncash charges in our fourth quarter financial results.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; potential noncash charges; and the economic potential of properties. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; and general exploration and development risks and hazards. Such factors and others are more fully described in more detail in McMoRan’s 2005 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q on file with the Securities and Exchange Commission.

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